Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FOURTH QUARTER AND FULL YEAR 2024 RESULTS

New York, NY – February 27, 2025– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the fourth quarter and full year of 2024.

HIGHLIGHTS & RECENT DEVELOPMENTS

Annual and Quarterly Results:

•	Net income for the fourth quarter was $36 million, or $0.72 per diluted share. Net income for the full year of 2024 was $417 million, or $8.38 per diluted share.

•	Adjusted net income(1), defined as net income excluding special items, for the fourth quarter of 2024 was $45 million, which excludes a non-cash impairment charge in connection with the fleet optimization program described below.

•	Adjusted EBITDA(1) for the fourth quarter was $95 million and for the full year of 2024 was $583 million.

Fleet Optimization Program:

•	Executed vessel swap (the “swap”), exchanging two of the Company’s oldest VLCCs and $3 million in cash for three 2015-built MRs through a series of sales and purchase transactions. The transactions primarily closed during the first quarter of 2025 with one MR delivery in late December 2024.

Robust Balance Sheet:

•	Total liquidity was approximately $632 million as of December 31, 2024, including total cash (1) of $157 million and $475 million undrawn revolving credit capacity.

•	Utilized $70 million of revolving credit capacity in connection with the swap that the Company repaid in the first quarter of 2025.

•	Net loan-to-value remained low at approximately 15.5% as of December 31, 2024.

Returns to Shareholders:

•	Paid a combined $1.20 per share in regular and supplemental dividends in December 2024.

•	Paid $5.77 per share in combined dividends during the full year of 2024, reflecting a 12% dividend yield on the average share price over the same period.

•	Declared a combined dividend of $0.70 per share to be paid in March 2025, representing 77% of adjusted net income(1) for the fourth quarter.

“We delivered another strong year of financial results and took advantage of a solid rate environment to further advance Seaways’ balanced capital allocation strategy,” said Lois K. Zabrocky, International Seaways President and CEO. “For the second consecutive year, we returned over $300 million to shareholders, primarily through dividends, representing 12% yield on our average market capitalization over the year. Carrying this momentum forward, we’ve declared a combined dividend for the first quarter of $0.70 per share, which represents over 75% of adjusted net income for the second consecutive quarter.”

Ms. Zabrocky added, “Seaways continues to be opportunistic with fleet renewal across our variety of asset classes with acquisitions of modern, eco tonnage and divestitures of older vessels, exemplified by our most recent vessel swap. With a healthy balance sheet, we are committed to disciplined growth while returning significant value to shareholders. Looking ahead, we are optimistic about the market’s direction, supported by favorable supply-demand dynamics, higher ton-mile demand and continued disruptions due to geopolitical uncertainty.”

Jeff Pribor, the Company’s CFO stated, “We are pleased with our success enhancing our capital structure during the year by converting our term loans into revolving capacity, which saved more than $80 million per year in mandatory debt repayments and increased our free cash flow. With total liquidity of over $630 million and one of the lowest net-loan-to-value ratios in the industry at 15.5%, we believe we are ideally positioned to build on our track record of balanced and disciplined capital allocation, investing in the fleet opportunistically, maintaining a healthy balance sheet and continuing to return capital to shareholders.”

FOURTH QUARTER 2024 RESULTS

Net income for the fourth quarter of 2024 was approximately $36 million, or $0.72 per diluted share, compared to net income of $132 million, or $2.68 per diluted share, for the fourth quarter of 2023. The decrease was primarily driven by a decrease in TCE revenues(1) higher depreciation and amortization as a result of changes in the fleet, and a non-cash impairment charge of $9 million in connection with the swap compared to $25 million in gains on vessel sales in the fourth quarter of 2023.

Shipping revenues for the fourth quarter were $195 million, compared to $251 million for the fourth quarter of 2023. Consolidated TCE revenues(1) for the fourth quarter were $191 million, compared to $248 million for the fourth quarter of 2023.

Adjusted EBITDA(1) for the fourth quarter was $95 million, compared to $159 million for the fourth quarter of 2023.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $96 million for the fourth quarter of 2024, compared to $125 million for the fourth quarter of 2023. TCE revenues(1) were $93 million for the fourth quarter, compared to $123 million for the fourth quarter of 2023. This decrease was attributable to lower spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were approximately $35,600, $29,700 and $31,200 per day, respectively, compared with approximately $43,000, $47,300 and $44,000 per day, respectively, during the fourth quarter of 2023.

Product Carriers

Shipping revenues for the Product Carriers segment were $99 million for the fourth quarter of 2024, compared to $126 million for the fourth quarter of 2023. TCE revenues(1) were $97 million for the fourth quarter, compared to $125 million for the fourth quarter of 2023. This decrease is primarily attributable to a decline in LR1 and MR spot earnings to approximately $37,100 and $21,500 per day, respectively, from approximately $46,200, and $31,500 per day, respectively in the fourth quarter of 2023.

FULL YEAR 2024 RESULTS

Net income for the year ended December 31, 2024, was $417 million, or $8.38 per diluted share, compared to net income of $556 million, or $11.25 per diluted share, for the year ended December 31, 2023. Adjusted net income(1) for the year ended December 31, 2024, was $385 million, or $7.75 per diluted share, compared to $525 million, or $10.62 per diluted share for the year ended December 31, 2023.

Shipping revenues for the year ended December 31, 2024, were $952 million, compared to $1,072 million for the year ended December 31, 2023. Consolidated TCE(1) revenues for the year ended December 31, 2024, were $933 million, compared to $1,056 million for the year ended December 31, 2023.

Adjusted EBITDA(1) for the year ended December 31, 2024 was $583 million, compared to $724 million for the year ended December 31, 2023.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $451 million for the year ended December 31, 2024, compared to $524 million for the year ended December 31, 2023. TCE revenues(1) for the Crude Tankers segment were $437 million for the year ended December 31, 2024, compared to $512 million for the year ended December 31, 2023.

Product Carriers

Shipping revenues for the Product Carriers segment were $500 million for the year ended December 31, 2024, compared to $548 million for the year ended December 31, 2023.TCE revenues(1) for the Product Carriers segment were $496 million for the year ended December 31, 2024, compared to $543 million for the year ended December 31, 2023.

FLEET OPTIMIZATION PROGRAM

During the fourth quarter of 2024, the Company agreed to deliver two VLCCs and $3 million in cash in exchange for three MRs through a series of individual vessel sales and purchase agreements with the same counterparty. Due to the timing of the agreements, the Company paid $53 million for deposits and the delivery of one MR vessel. During the first quarter of 2025, the remaining vessels were delivered and the Company received net proceeds of $50 million.

During 2024, the Company also took delivery of six modern MR vessels for an aggregate consideration of $232 million. In connection with the acquisitions, the Company issued 623,778 common shares to the sellers, representing 15% of the aggregate consideration with the remaining funding provided by cash on hand.

During 2024, the Company sold three additional vessels for aggregate net proceeds of $72 million. In connection with vessel sales, the Company recorded gains of $41 million in aggregate during 2024.

During 2024, the Company entered into three time charter agreements on two 2009-built MRs and a 2014-built LR2. As of January 1, 2025, the Company has 14 vessels on time charter agreements with an average duration of approximately 2.2 years and total future contracted revenues through expiry of approximately $310 million, excluding any applicable profit share.

The Company has contracts to build six scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd at a total price of approximately $359 million. As of December 31, 2024, the Company has approximately $323 million in remaining construction commitments, which are expected to be paid through a combination of long-term financing and available liquidity. The vessels are contracted to be delivered beginning in the third quarter of 2025 through the third quarter of 2026. These vessels are expected to deliver into our niche Panamax International Pool, which has consistently outperformed the market.

BALANCE SHEET ENHANCEMENTS

During the fourth quarter of 2024, the Company borrowed $70 million under its revolving credit facilities in connection with the timing of required payments for the vessel swap transaction described above and prepaid $20 million as part of its balanced capital allocation strategy. The Company also repaid $12 million in mandatory repayments required under its existing debt facilities and sale leaseback arrangements. For the year ended December 31, 2024, the Company repaid $89 million of mandatory debt payments.

In April 2024, the Company amended and extended the $750 Million Facility, under which the Company had a remaining term loan balance of $95 million and undrawn revolver capacity of $257 million prior to closing. The new agreement consists of a $500 million revolving credit facility (the “$500 Million RCF”) that matures in January 2030. Prior to executing the agreement, the Company prepaid the outstanding balance on the ING Credit Facility of $20 million and included the collateral vessel in the $500 Million RCF. The $500 Million RCF saves approximately $20 million per quarter in mandatory debt repayments and reduces future interest expense through a margin reduction of over 85 basis points.

Aggregate undrawn revolving capacity was $475 million at December 31, 2024.

In the first quarter of 2025, the Company prepaid $102 million of the $500 Million RCF composed of $70 million temporarily borrowed for timing differences in connection with the swap and $32 million of prepayments that maintain undrawn revolving credit capacity at $560 million.

RETURNS TO SHAREHOLDERS

In December 2024, the Company paid a combined dividend of $1.20 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.08 per share.

During 2024, the Company paid combined dividends of $5.77 per share, which represents a dividend yield of 12% based on the average share price over the same period.

On February 26, 2025, the Company’s Board of Directors declared a combined dividend of $0.70 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $0.58 per share of common stock. Both dividends will be paid on March 28, 2025, to shareholders with a record date at the close of business on March 14, 2025.

During 2024, the Company repurchased and retired 501,646 shares of its common stock in open market purchases, at an average price of $49.81 for an aggregate cost of approximately $25 million.

In November 2024, the Company’s Board of Directors authorized an increase to $50 million for the share repurchase program that expires at the end of 2025.

(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its fourth quarter and full year 2024 results at 9:00 a.m. Eastern Time on Thursday, February 27, 2025. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 121343. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until March 6, 2025, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 472302.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 84 vessels, including 11 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 14 LR1s (including six newbuildings), and 41 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions and disposals, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2024 for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$145,194	$204,174	$749,164	$905,808
Time and bareboat charter revenues	38,089	29,695	137,119	96,544
Voyage charter revenues	11,330	16,865	65,330	69,423
Total Shipping Revenues	194,613	250,734	951,613	1,071,775

Operating Expenses:
Voyage expenses	3,973	2,822	18,510	16,256
Vessel expenses	73,171	71,023	275,661	259,539
Charter hire expenses	8,998	8,805	29,839	39,404
Depreciation and amortization	39,466	33,682	149,440	129,038
General and administrative	15,113	12,391	52,607	47,473
Other operating expenses	105		2,820
Third-party debt modification fees	-	-	168	568
(Gain)/loss on disposal of vessels and other assets, net of impairments	8,745	(25,286)	(32,657)	(35,934)
Total operating expenses	149,571	103,437	496,388	456,344
Income from vessel operations	45,042	147,297	455,225	615,431
Other income	1,593	2,344	10,118	10,652
Income before interest expense and income taxes	46,635	149,641	465,343	626,083
Interest expense	(11,895)	(14,081)	(49,703)	(65,759)
Income before income taxes	34,740	135,560	415,640	560,324
Income tax benefit/(provision)	1,083	(3,446)	1,084	(3,878)
Net income	$35,823	$132,114	$416,724	$556,446

Weighted Average Number of Common Shares Outstanding:
Basic	49,175,563	48,888,084	49,270,496	48,978,452
Diluted	49,546,868	49,343,856	49,680,127	49,428,967

Per Share Amounts:
Basic net income per share	$0.73	$2.70	$8.45	$11.35
Diluted net income per share	$0.72	$2.68	$8.38	$11.25

Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2024	2023

ASSETS
Current Assets:
Cash and cash equivalents	$157,506	$126,760
Short-term investments	-	60,000
Voyage receivables	185,521	247,165
Other receivables	13,771	14,303
Inventories	1,875	1,329
Prepaid expenses and other current assets	15,570	10,342
Current portion of derivative asset	2,080	5,081
Total Current Assets	376,323	464,980

Vessels and other property, less accumulated depreciation	2,050,211	1,914,426
Vessels construction in progress	37,020	11,670
Deferred drydock expenditures, net	90,209	70,880
Operating lease right-of-use assets	21,229	20,391
Pool working capital deposits	35,372	31,748
Long-term derivative asset	801	1,153
Other assets	25,232	6,571
Total Assets	$2,636,397	$2,521,819

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$66,264	$57,904
Current portion of operating lease liabilities	14,617	10,223
Current installments of long-term debt	50,054	127,359
Total Current Liabilities	130,935	195,486
Long-term operating lease liabilities	8,715	11,631
Long-term debt	638,353	595,317
Other liabilities	2,346	2,628
Total Liabilities	780,349	805,062

Equity:
Total Equity	1,856,048	1,716,757
Total Liabilities and Equity	$2,636,397	$2,521,819

Consolidated Statements of Cash Flows

($ in thousands)

	Fiscal Year Ended December 31,
	2024	2023

Cash Flows from Operating Activities:
Net income	$416,724	$556,446
Items included in net income not affecting cash flows:
Depreciation and amortization	149,440	129,038
Loss on write-down of vessels and other assets	8,700	—
Amortization of debt discount and other deferred financing costs	4,110	5,623
Deferred financing costs write-off	—	2,686
Stock compensation	9,000	8,518
Earnings of affiliated companies	(241)	20
Other – net	(312)	(2,562)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(41,357)	(35,934)
Loss on extinguishment of debt	—	1,323
Payments for drydocking	(58,642)	(34,539)
Insurance claims proceeds related to vessel operations	1,073	3,156
Changes in operating assets and liabilities	58,643	54,627
Net cash provided by operating activities	547,138	688,402
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(278,794)	(205,159)
Security deposits for vessel exchange transactions	(5,000)	—
Proceeds from disposal of vessels and other assets	71,895	66,002
Expenditures for other property	(1,386)	(1,471)
Pool working capital deposits	(1,732)	(3,639)
Investments in short-term time deposits	(125,000)	(235,000)
Proceeds from maturities of short-term time deposits	185,000	255,000
Net cash used in investing activities	(155,017)	(124,267)
Cash Flows from Financing Activities:
Borrowings on revolving credit facilities	120,000	50,000
Repayments on revolving credit facilities	(70,000)	(50,000)
Repayments of debt	(39,851)	(382,050)
Premium and fees on extinguishment of debt	—	(1,323)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	—	169,717
Payments on sale and leaseback financing and finance lease	(49,294)	(135,965)
Payments of deferred financing costs	(5,759)	(3,577)
Cash dividends paid	(284,416)	(308,154)
Repurchase of common stock	(25,000)	(13,948)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(7,055)	(5,819)
Net cash used in financing activities	(361,375)	(681,119)
Net decrease in cash and cash equivalents	30,746	(116,984)
Cash and cash equivalents at beginning of year	126,760	243,744
Cash and cash equivalents at end of period	$157,506	$126,760

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and fiscal year ended December 31, 2024 and the comparable periods of 2023. Revenue days in the quarter ended December 31, 2024 totaled 6,697 compared with 6,471 in the prior year quarter. Revenue days in the year ended December 31, 2024 totaled 25,904 compared with 26,292 in the prior year. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $764 and $853 per day for the three months ended December 31, 2024 and 2023, respectively, and approximately $902 and $861 per day for the years ended December 31, 2024 and 2023, respectively.

	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$35,572	$32,947		$42,991	$38,826
Number of Revenue Days	823	276	1,099	837	276	1,113
Suezmax
Average TCE Rate	$29,700	$30,855		$47,318	$30,989
Number of Revenue Days	1,023	154	1,177	1,006	184	1,190
Aframax
Average TCE Rate	$31,212	$38,500		$43,952	$38,499
Number of Revenue Days	276	92	368	256	92	348
Total Crude Tankers Revenue Days	2,122	522	2,644	2,099	552	2,651
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$39,501		$43,666	$-
Number of Revenue Days	-	92	92	92	-	92
Panamax (LR1)
Average TCE Rate	$37,103	$-		$46,199	$-
Number of Revenue Days	715	-	715	561	-	561
MR
Average TCE Rate	$21,488	$21,954		$31,493	$21,599
Number of Revenue Days	2,520	726	3,246	2,738	429	3,167
Total Product Carriers Revenue Days	3,235	818	4,053	3,391	429	3,820
Total Revenue Days	5,357	1,340	6,697	5,490	981	6,471

	Fiscal Year Ended December 31, 2024			Fiscal Year Ended December 31, 2023
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$39,011	$35,758		$45,483	$40,098
Number of Revenue Days	3,395	1,098	4,493	3,269	979	4,248
Suezmax
Average TCE Rate	$39,303	$30,971		$51,293	$31,065
Number of Revenue Days	4,036	702	4,738	4,002	680	4,682
Aframax
Average TCE Rate	$32,433	$38,518		$46,841	$38,566
Number of Revenue Days	873	365	1,238	1,182	164	1,346
Total Crude Tankers Revenue Days	8,304	2,165	10,469	8,453	1,823	10,276
Product Carriers
LR2
Average TCE Rate	$53,159	$39,500		$35,842	$18,588
Number of Revenue Days	149	161	310	225	140	365
LR1
Average TCE Rate	$49,915	$-		$60,428	$-
Number of Revenue Days	2,386	-	2,386	2,826	-	2,826
MR
Average TCE Rate	$30,887	$21,809		$29,479	$21,040
Number of Revenue Days	10,348	2,391	12,739	11,615	1,210	12,825
Total Product Carriers Revenue Days	12,883	2,552	15,435	14,666	1,350	16,016
Total Revenue Days	21,187	4,717	25,904	23,119	3,173	26,292

Revenue days in the above tables exclude days related to full service lighterings. In addition, during 2024 and 2023, certain of the Company’s vessels were employed on transitional voyages, which are excluded from the table above.

During the 2024 and 2023 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of February 27, 2025, INSW’s fleet totaled 84 vessels, of which 69 were owned and 15 were chartered in.

			Total at February 28, 2025
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	2	9	11	3,317,858
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	19	9	28	5,831,987

LR2	1	-	1	112,691
LR1	6	2	8	596,092
MR	37	4	41	2,051,496
Product Carriers	44	6	50	2,760,279

Total Operating Fleet	63	15	78	8,592,266

Newbuild Fleet
LR1	6	-	6	441,600

Total Newbuild Fleet	6	-	6	441,600

Total Operating and Newbuild Fleet	69	15	84	9,033,866

(1) Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Adjusted Net Income

Adjusted net income consists of Net Income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While Adjusted net income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the consolidated statement of operations, to Adjusted net income:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Net income	$35,823	$132,114	$416,724	$556,446
Third-party debt modification fees	-	-	168	568
Write-off of deferred financing costs	-	734	-	2,686
Loss/(gain) on disposal of vessels and other assets, net of impairments	8,745	(25,286)	(32,657)	(35,934)
Provision for settlement of multi-employer pension plan obligations	-	-	1,019	-
Loss on extinguishment of debt	-	-	-	1,323
Adjusted Net Income	$44,568	$107,562	$385,254	$525,089

Weighted average shares outstanding (diluted)	49,546,868	49,343,856	49,680,127	49,428,967
Adjusted Net Income per diluted share	$0.90	$2.18	$7.75	$10.62

(B) EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Net income	$35,823	$132,114	$416,724	$556,446
Income tax (benefit)/provision	(1,083)	3,446	(1,084)	3,878
Interest expense	11,895	14,081	49,703	65,759
Depreciation and amortization	39,466	33,682	149,440	129,038
EBITDA	86,101	183,323	614,783	755,121
Third-party debt modification fees	-	-	168	568
Write-off of deferred financing costs	-	734	-	2,686
Loss/(gain) on disposal of vessels and other assets, net of impairments	8,745	(25,286)	(32,657)	(35,934)
Provision for settlement of multi-employer pension plan obligations	-	-	1,019	-
Loss on extinguishment of debt	-	-	-	1,323
Adjusted EBITDA	$94,846	$158,771	$583,313	$723,764

(C) Cash

	December 31,	December 31,
($ in thousands)	2024	2023
Cash and cash equivalents	$157,506	$126,760
Short-term investments	-	60,000
Total Cash	$157,506	$186,760

(D) Free Cash Flow

Free cash flow represents cash flows from operating activities, less mandatory repayments of debt (including those under sale and leaseback agreements) less capital expenditures excluding payments made to acquire a vessel or vessels, which the Company believes is useful to investors in understanding the net cash generated from its core business activities after certain mandatory obligations.

($ in thousands)	Three Months Ended December 31,		Fiscal Year Ended December 31,
For the three months ended:	2024	2023	2024	2023
Net cash provided by operating activities (1)	$93,622	$125,483	$547,138	$688,402
Repayments of debt (1)	-	(58,365)	(39,851)	(383,373)
Payments on sale and leaseback (1)	(12,463)	(12,233)	(49,294)	(135,965)
Less: optional prepayments	-	38,382	20,313 (3)	364,493
Expenditures for vessels (1)	(67,205)	(12,941)	(283,794)	(205,159)
Expenditures for other property (1)	(506)	(436)	(1,386)	(1,471)
Less: payments for acquiring vessels (2)	64,778	11,548	274,728	184,291
Free Cash Flow	$78,226	$91,438	$467,854	$511,218

(1)	Reflects current period balance on the face of the Consolidated Statement of Cash Flows, less the prior quarter’s balance on the face of the Consolidated Statement of Cash Flows. The captions have been adjusted for summary purposes; the complete list of captions are as follows, in order as in the table above: Net cash provided by operating activities, Repayments of debt, Payments and advance payment on sale and leaseback financing and finance lease, Expenditures for vessels, vessel improvements and vessels under construction, and Expenditures for other property. For the fiscal year ended December 31, 2023, Repayments of Debt include the line item Premium and fees on extinguishment of debt.

(2)	Payments for acquiring vessels include the contractual payments on three dual-fuel VLCCs that delivered in the first half of 2023 and the LR1 newbuildings. In addition, during the three months ended March 31, 2024, the Company announced the acquisition of six MRs for a total contract price of $232 million, of which 10% was paid in deposit in the same quarter. The vessels delivered during the second quarter of 2024.

(3)	In connection with the execution of the $500 Million RCF, the Company extinguished the ING Credit Facility.

(E) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Time charter equivalent revenues	$190,640	$247,912	$933,103	$1,055,519
Add: Voyage expenses	3,973	2,822	18,510	16,256
Shipping revenues	$194,613	$250,734	$951,613	$1,071,775